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                                  EXHIBIT 3.1



                      RESTATED ARTICLES OF INCORPORATION
                      OF CASCADE NATURAL GAS CORPORATION
                      As Amended through January 6, 1995

    We, the undersigned, W. BRIAN MATSUYAMA and DONALD E. BENNETT, President and Secretary respectively, of Cascade Natural Gas Corporation do hereby on behalf of said Corporation restate in a single document the entire text of its Articles of Incorporation, as previously amended, supplemented or restated to the date hereof:

                                   ARTICLE I

The name of this Corporation shall be Cascade Natural Gas Corporation.

                                  ARTICLE II

The objects and purposes for which this Corporation is formed are and shall be as follows:

1. To manufacture, produce, buy, sell, transport and in all other respects dispose of and deal in all forms and types of natural and/or manufactured gas, oil, petroleum and all forms and types of residual products thereof; to supply natural and/or manufactured gas and/or related petroleum products for lights, heating, power and all other domestic and industrial uses, and to furnish the same to public or private consumers both within and without the State of Washington; to construct pipelines for the transportation of natural and/or manufactured gas and other petroleum products and to buy, operate, lease and sell the same; to acquire, construct, erect, lay down, maintain, enlarge, alter, work and use all lands, buildings, easements, pipelines, machinery, plants, stocks, motors, fittings, meters, other apparatus materials and things and to supply all materials, products and things that may be necessary, incident or convenient in connection with the production, transportation, use, storage, regulation, measurement, supply and distribution of any of the products of the Company; to engage in the transportation of natural and/or manufactured gas, oil, petroleum and related products, either produced by this Corporation or other persons or corporations by means of pipelines, railroads, boats, barges, or other conveyances and to lease or sublease all or any part thereof to or from other persons or corporations for the like purpose; to acquire by purchase or otherwise, or by the right of exercise of eminent domain, rights-of-way for natural and/or manufactured gas or other petroleum products pipelines and to construct and maintain such pipelines for the carriage and transportation of such products on its own behalf and hire; to buy, acquire, sell, retain, deal in or otherwise dispose of, natural gas and other petroleum properties and interest and any right, title or interest therein; to carry on such other business pertaining to natural and manufactured gas, oil, petroleum and similar products as may be found necessary or desirable or such as is generally engaged in by a corporation of this kind and to do all other acts and things required to be done in connection therewith, either within or without the State of Washington, U.S.A.

2. To manufacture, purchase or otherwise acquire, own, mortgage, pledge, sell, assign and transfer, or otherwise dispose of, to invest, trade, deal in and deal with, goods, wares and merchandise and real and personal property of every class and description.

3. To acquire by purchase, assignment or otherwise, letters patent of the United States and the Territorial and other rights and licenses which may be of value or advantage in the carrying out of the above mentioned objects, and to dispose of the same by sale, license, assignment or otherwise.

4. To acquire, and pay for in cash, stock or bonds of this Corporation, or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

5. To guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of shares of the capital stock of, or any bonds, securities or evidence of indebtedness created by any other corporation or corporations organized under the laws of this State, or any other state, country, nation or government, and while the owner thereof to exercise all rights, powers and privileges of ownership.

6. To issue bonds, debentures, or obligations of this Corporation from time to time, for any of the objects or purposes of the Corporation, and to secure the same by mortgage, pledge, deed of trust, or otherwise.

7. To have one or more officers; to carry on all or any of its operations and business and without restriction or limit as to amount, to purchase or otherwise acquire, own, hold, mortgage, sell, convey or otherwise dispose of real and personal property of every class and description, in any of the states, districts, territories or colonies of the United States, and in any and all foreign countries, subject to the laws of such states, district, territory, colony or country.

8. To carry on in general any other business in connection with the foregoing, whether manufacturing or otherwise, and to have and exercise all the powers conferred by the laws of Washington upon corporations and to do any or all of the things thereinbefore set forth to the same extent as natural persons might or could do.

9. The foregoing clauses shall be construed both as objects and powers, and it is specifically provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of this Corporation.

                                  ARTICLE III

The time of the existence of this Corporation shall be perpetual.

                                  ARTICLE IV

The office and principal place of business of this Corporation shall be 222 Fairview Avenue North, Seattle, King County, Washington 98109.

                                   ARTICLE V

The capital of this Corporation shall consist of a total of sixteen million one hundred thirty-six thousand and eighty-eight (16,136,088) shares, divided into one hundred thirty-six thousand and eighty-eight (136,088) shares of $.55 Cumulative Preferred Stock, without nominal or par value (hereinafter referred to as "Preferred Stock"), one million (1,000,000) shares of Preferred Stock, with a par value of $1.00 per share (hereinafter referred to as the "$1.00 Preferred Stock"), and fifteen million (15,000,000) shares of Common Voting Stock with a parvalue of $1.00 per share (hereinafter referred to as "Common Stock").

The designations, preferences, privileges, voting power, restrictions, and qualifications of shares of each class of stock are as follows:

1. The $.55 Preferred Stock consists of 17,930 shares of Series A, 42,000 shares of Series B and 76,158 shares of Series C. All shares of all series of $.55 Preferred Stock are alike in every particular, except as to the dates from which dividends commenced to accrue and the commencement of the period for establishment of sinking funds for redemption of shares, and all shares of $.55 Preferred Stock are of equal rank and have the same powers, preferences and rights, and are subject to the same qualifications, limitations, and restrictions, without distinction between the shares of different series thereof.

2. The holders of the $.55 Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, dividends from the surplus or net profits of the Corporation at the rate of $.55 per annum and no more, payable quarterly on the first days of February, May, August, and November. Such dividends shall be paid to or set apart for the holders of $.55 Preferred Stock before any Common Stock of the Corporation or any other class of securities of the Corporation junior to the $.55 Preferred Stock as to dividends or assets ("Other Securities") shall be purchased, retired, or otherwise acquired for valuable consideration by the Corporation or any dividends shall be paid upon, or set apart for any of the Common Stock or Other Securities of the Corporation, and shall be cumulative, so that if in any quarterly dividend period, the dividend installment computed at the rate of $.55 per share per annum shall not have been paid upon or set apart for the $.55 Preferred Stock, the deficiency (without interest) shall be fully paid or set apart for payment before any Common Stock or Other Securities of the Corporation shall be purchased, retired, or otherwise acquired for valuable consideration by the Corporation or any dividends shall be paid upon, or set apart for the Common Stock or Other Securities.

3. In the event of voluntary liquidation, dissolution, or winding up of the Corporation, the holders of the $.55 Preferred Stock shall be entitled, after the debts of the Corporation shall have been paid, to receive out of the assets remaining, the then current redemption or call price per share thereof, determined in accordance with the provisions hereinbelow concerning optional redemption of $.55 Preferred Stock, together with all dividends thereon accrued or in arrears, whether or not earned or declared, before any payment is made or assets set apart for the payment to the holders of the Common Stock or Other Securities, and shall be entitled to no further payments or distribution. In the event of the involuntary liquidation, dissolution, or winding up of the Corporation, the holders of the $.55 Preferred Stock shall be entitled, after the debts of the Corporation shall have been paid, to receive out of the assets remaining, $10.00 per share, together with all dividends thereon accrued or in arrears, whether or not earned or declared, before any payment is made or assets set apart for payment to the holders of the Common Stock or Other Securities, and shall be entitled to no further payments or distribution. If the assets remaining after payment of the corporate debts be insufficient to pay the full amounts as hereinabove provided, such assets as remain shall be divided among the holders of $.55 Preferred Stock in proportion to the number of shares of $.55 Preferred Stock held.

4. The Corporation may, at any time and from time to time, at the option of the Board of Directors, unless prevented from doing so by law or by applicable restrictive provisions herein, or in any mortgage or deed of trust or loan agreement of the Corporation, redeem the whole or any part of the outstanding $.55 Preferred Stock on any dividend payment date after the issuance thereof, upon not less than 30 days' previous notice to the holders of record of the $.55 Preferred Stock to be redeemed, at a redemption or call price for each share thereof equal to the sum of Ten Dollars ($10.00) plus all dividends accrued or in arrears thereon, plus a premium of Ten Cents (10 cents) per share as to shares of Series C. No premium shall be payable on redemption with respect to redemption of shares of Series A or shares of Series B, at any time, or with respect to shares of Series C redeemed after June 25, 1994; provided, however, that if such redemption is effected with funds set apart for the $.55 Preferred Stock redemption sinking fund as provided herein, then the same may be effected at a price per share equal to the sum of Ten Dollars ($10.00) plus all dividends accrued or in arrears thereon and without the payment of any premium. If less than all the shares of $.55 Preferred Stock are to be redeemed, the shares to be redeemed shall be selected in such manner as the Board of Directors may determine. No shares of $.55 Preferred Stock shall be purchased, redeemed, or otherwise acquired for a valuable consideration unless full cumulative dividends on the $.55 Preferred Stock for all past quarterly dividend periods shall have been paid, or declared and a sum sufficient for the payment thereof set apart. The holders of shares of $.55 Preferred Stock called for redemption shall not, from and after the date fixed in such notice for the redemption of such stock, possess or exercise any rights as stockholders of the Corporation except the right to receive from the Corporation the redemption price of such shares together with all unpaid accrued dividends thereon, without interest, upon the surrender thereof, unless default shall be made by the Corporation in providing funds at the time and place specified in such notice for payment of the redemption price.

5. While any shares of $.55 Preferred Stock remain outstanding, within each twelve (12) month period ending November 1, the Corporation, unless prevented from doing so by law or by applicable restrictive provisions herein or in any mortgage or deed of trust or loan agreement of the Corporation, shall establish a sinking fund out of surplus or may establish a sinking fund out of capital, and shall acquire therewith, either by the redemption thereof or by the purchase thereof in such manner as the Board of Directors may determine from time to time at not exceeding the sinking fund redemption price thereof, and shall retire not less than the lesser of 17,948 shares of Series A, 10,500 shares of Series B, and 14,500 shares of Series C or all remaining shares of each series, respectively, of $.55 Preferred Stock.

Provided, however, that if the Corporation shall be prevented by law or by applicable restrictive provisions herein, or in any mortgage or deed of trust or loan agreement of the Corporation, or for any other reason, from acquiring during any twelve (12) month period the number of shares of $.55 Preferred Stock which, in the absence of such restriction it would be required to acquire during such period, the aggregate deficit shall be made good in the first succeeding twelve (12) month period in which the Corporation shall not be prevented by such restrictions from retiring shares of $.55 Preferred Stock. Any shares of $.55 Preferred Stock which in any such twelve (12) month period are redeemed by the Corporation at the optional redemption price hereinabove set forth, or are purchased by the Corporation but not applied to meet the Corporation's sinking fund obligation for such twelve month periods may be credited on the amount required to be acquired in any one or more of the next following twelve (12) month periods which the Corporation may designate. Shares of $.55 Preferred Stock of the Corporation redeemed or purchased shall not be reissued. So long as any share of $.55 Preferred Stock shall remain outstanding, no dividends, whether in cash, stock, or otherwise, shall be paid or declared or any distribution be made with respect to the Common Stock or Other Securities, nor shall any Common Stock or Other Securities be purchased, retired or otherwise acquired for a valuable consideration by the Corporation unless on or before the preceding November 1, the Corporation shall have acquired the number of shares of $.55 Preferred Stock required to have been acquired by such date.

6. Except as otherwise provided herein or as otherwise made mandatory by law, the holders of the $.55 Preferred Stock shall have no right to vote for the election of directors or for any other purpose and shall not be entitled receive notice of any meeting of stockholders and all voting rights shall be vested exclusively in the holders of the Common Stock and, to the extent applicable, holders of Other Securities. If and whenever six full quarterly dividends on $.55 Preferred Stock shall be unpaid, then the holders of the $.55 Preferred Stock shall be entitled, voting separately as a class and to the exclusion of the holders of the Common Stock and Other Securities, to vote for the election of three of the directors of the Corporation until all arrears and dividends on the $.55 Preferred Stock shall have been paid in full, and thereupon the voting right for the election of three directors shall be divested from the holders of the $.55 Preferred Stock and revested in the holders of the Common Stock and, to the extent applicable, holders of Other Securities, subject to revesting in the event of each and every other subsequent such default. While any $.55 Preferred Stock is outstanding, the Corporation, without first obtaining the consent, by the affirmative vote at a meeting called for that purpose, of the holders of at least two thirds of the total number of shares of $.55 Preferred Stock then outstanding, shall not:

    a. Increase the authorized number of shares of $.55 Preferred Stock or authorize or issue any stock having priority or preference over, or ranking on a parity with, the $.55 Preferred Stock as to dividends or assets; or

    b. Amend the provisions hereof so as to affect adversely any of the preferences or other rights hereby given to the $.55 Preferred Stock; or

    c. Merge or consolidate with or into any other corporation or corporations or sell or transfer all or substantially all of its assets as an entity.

7. After full cumulative dividends have been paid or declared and set apart for payment upon issued and outstanding $.55 Preferred Stock, as hereinabove provided, and after the provisions herein or as established by the Board of Directors with respect to any sinking fund for redemption of $.55 Preferred Stock have been complied with, holders of the Common Stock or Other Securities shall be entitled to receive such further dividends as may from time to time be declared by the Board of Directors of the Corporation out of any remaining surplus or net profits. The term "full cumulative dividend" whenever used in this article with reference to the $.55 Preferred Stock of any series shall be deemed to mean (whether or not in any dividend period or any part thereof in respect of which such term is used there shall have been surplus or net profits of the Corporation legally available for the payment of such dividends) that amount which shall be equal to cumulative dividends at the prescribed rate to date from the date of cumulation for such series (including an amount equal to a dividend at such rate for the elapsed portion of the current dividend period) less, in each case, the amount of all cumulative dividends paid or deemed paid, upon the $.55 Preferred Stock. The term "date of cumulation" as used in this article with respect to $.55 Preferred Stock of any series means the date on which the dividend period during which shares of $.55 Preferred Stock of such series are first issued shall begin or the date on which such shares are first issued when such issue is made on a date on which a dividend period begins.

8. A consolidation, reorganization, or merger of the Corporation with any other corporation or corporations shall not be considered a dissolution, liquidation, or winding up of the Corporation within the meaning of such terms as used herein.

9. The $1.00 Preferred Stock may be issued from time to time in one or more series in any manner permitted by law and the provisions of these Restated Articles of Incorporation of the Corporation, as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance thereof, prior to the issuance of any shares thereof. The Board of Directors shall have the authority to fix and determine, subject to the provisions of this Article V, the rights and preferences of the shares of any series so established. Unless otherwise provided in the resolution or resolutions establishing a series of shares of $1.00 Preferred Stock, prior to the issue of any shares of a series so established or to be established, the Board of Directors may, by resolution, amend the relative rights and preferences of the shares of such series, and, after the issue of shares of a series whose number has been designated by the Board of Directors, the resolution or resolutions establishing the series may be amended by the Board of Directors to decrease (but not below the number of shares of such series then outstanding) the number of shares of that series.

The 7.85% Preferred Stock, $1.00 par value was authorized by the Board of Directors on December 20,1991. The rights and preferences of the 7.85% Preferred Stock are attached as Exhibit A.

The Series Z Junior Participating Preferred Stock, $1.00 par value, was authorized by the Board of Directors on March 19, 1993. The rights and preferences of the Series Z Preferred Stock are attached as Exhibit B.

                                  ARTICLE VI

The amount of paid-in capital with which this Corporation shall begin to do business shall be Five Hundred Dollars ($500.00) payable in cash or other property taken at a fair valuation.

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                                  ARTICLE VII

The directors shall be nine (9) in number, but the number of directors may be increased to any number not exceeding eleven (11) or decreased to any number not less than three (3) at any annual meeting of the shareholders, or at any special meeting of the shareholders called for that purpose, or by a two-thirds vote of the then directors of the Corporation at any regular meeting of the directors, or at any special meeting of the directors called for that purpose.

The names and post office addresses of the directors of the Corporation in office at the time of the adoption of these Restated Articles and on the date hereof, who shall serve until the 1992 Annual Meeting of Shareholders, and until their successors are elected and qualify are as follows:

    Donald E. Bennett       222 Fairview Avenue No.
                            Seattle, Washington 98109

    Melvin C. Clapp         222 Fairview Avenue No.
                            Seattle, Washington 98109

    Brooks G. Ragen         Suite 4300
                            999 Third Avenue
                            Seattle, Washington 98104

    Howard L. Hubbard       5320 N.W. Edgebrook Place
                            Portland, Oregon 97229-1974

    W. Brian Matsuyama            222 Fairview Avenue No.
                            Seattle, Washington 98109

    Andrew V. Smith         1600 Bell Plaza, Room 1802
                            Seattle, Washington 98191

    Mary A. Williams        1234 McGilvra Boulevard E.
                            Seattle, Washington 98112

    David A. Ederer         4919 N.E. Laurel Crest Lane
                            Seattle, Washington 98105

    Carl Burnham, Jr.       P. O. Box S
                            Ontario, Oregon 97914

                                 ARTICLE VIII

The Board of Directors of this Corporation shall have the authority to make and alter By-Laws not inconsistent with the law or with the Articles of Incorporation and subject to the power of the shareholders to change or repeal such By-Laws.

                                  ARTICLE IX

Except as may be otherwise provided by law, or by applicable restrictive provisions of Article V hereof, as amended, or any mortgage, deed of trust or loan agreement of the Corporation, the shares of stock of this Corporation, whether Preferred or Common, may be issued by it from time to time without the consent of any holder of any share thereof, in such manner, or amount of shares of each said class of stock, and for such consideration in labor, services, money or property, as from time to time may be fixed and determined by the Board of Directors of this Corporation, and, except as so restricted, the right, power and authority of said Board of Directors from time to time so to authorize and order the issuance by this Corporation of the said shares of each class of said stock and such number or amount of shares and for such consideration in labor, services, money or property as from time to time said Board of Directors may fix and determine, is hereby absolutely reserved to said Board of Directors.

No holder of shares of the capital stock of any class of this Corporation shall have any preemptive or preferential right of subscription to any shares of any class of stock of this Corporation, whether now or hereafter authorized, or to any obligations convertible into stock of this Corporation, which may be issued or sold, nor any right of subscription other than such, if any, as the Board of Directors in its discretion may from time to time determine and at such price as the Board of Directors from time to time may fix.

Payment or delivery to, or receipt by this Corporation of such consideration as may be fixed and determined by the Board of Directors for the issuance of any share or shares of its capital stock, as hereinbefore provided, shall operate and be construed, deemed and held: (a) to discharge, release and satisfy fully and absolutely all liability to the Corporation and/or to its creditors now or at any time hereafter existing, of any subscriber for and/or holder of any such share or shares so authorized to be issued in any way on account of, founded upon, or arising out of any subscription for and/or purchase of, and/or issuance of such share or shares, and (b) to constitute such share or shares fully paid stock of the Corporation.

                                   ARTICLE X

                       LIMITATION ON DIRECTOR LIABILITY

To the fullest extent permitted by Washington law at the time this Article becomes effective or as may thereafter be in effect, a director of this Corporation shall not be liable to this Corporation or its shareholders for the monetary damages for his or her conduct as a director. Any amendment to or repeal of this Article X shall not adversely affect any right of a director of this Corporation hereunder with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                  ARTICLE XI

                         INDEMNIFICATION OF DIRECTORS

To the fullest extent permitted by Washington law at the time this Article becomes effective or as may be thereafter in effect, this Corporation is authorized to indemnify any director of this Corporation. The Board of Directors shall be entitled to determine the terms of such indemnification, including advance of expenses, and to give effect thereto through the adoption of By-Laws, approval of agreements, or by any other manner approved by the Board of Directors. Any amendment to or repeal of this Article XI shall not adversely affect any right of a director of this Corporation hereunder with respect to any right to indemnification that arises prior to such amendment or repeal.

                                  ARTICLE XII

                 BUSINESS COMBINATIONS / FAIR PRICE PROVISIONS

A.  The following definitions shall apply for purposes of this Article XII:

    1. The terms "Affiliate"and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934 and the rules and regulations thereunder (the"Act") (or any subsequent provisions replacing such Act, rules, or regulations) as in effect on March 24, 1992 (the term "registrant" in said Rule 12b-2 meaning in this case the Corporation).

    2. The term "Beneficially Own," when used with respect to a person's interest in shares of capital stock, shall mean that said person has or shares (or has the right to acquire under any option, warrant, conversion right or other right), directly or indirectly, the power to vote, the power to dispose of, the power to direct the voting or disposition of, or the right to enjoy the economic benefits of such shares.

    3. The term "Business Combination" shall mean (a) any merger or consolidation of the Corporation or a Subsidiary of the Corporation with or into an lnterested Shareholder (or an Affiliate or Associate of an lnterested Shareholder) or any merger of an Interested Shareholder (or an Affiliate or Associate of an Interested Shareholder) into the Corporation or a Subsidiary of the Corporation, (b) any sale, lease, exchange, transfer, encumbrance or other disposition of Substantial Assets either of the Corporation (including without limitation any securities of a Subsidiary) or of a Subsidiary of the Corporation, to an Interested Shareholder (or an Affiliate or Associate of an Interested Shareholder), (c) the issuance of any securities of the Corporation or a Subsidiary of the Corporation to an Interested Shareholder (or an Affiliate or Associate of an Interested Shareholder), (d) any reclassification, exchange of shares or other recapitalization that would have the effect of increasing the proportion of shares of Common Stock or other capital stock of the Corporation or a Subsidiary of the Corporation Beneficially Owned by an Interested Shareholder, or (e) any agreement, contract, or other arrangement providing for any of the foregoing transactions.

    4. The term "Continuing Director" shall mean a director who was a member of the Board of Directors of the Corporation immediately prior to the time that the Interested Shareholder involved in a Business Combination became an Interested Shareholder and who is not the Interested Shareholder or an Affiliate or Associate of the Interested Shareholder.

    5. "Fair Market Value" means (a) in the case of cash, the amount of such cash; (b) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the composite tape for New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the composite tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (c) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.
    6. The term "Interested Shareholder" shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who is or has announced or publicly disclosed a plan or intention to become the beneficial owner of Common Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Common Stock.

    7. The term "person" shall mean any individual, firm, company, or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement, or understanding, directly or indirectly, for the purpose of acquiring, holding, voting, or disposing of Common Stock.

    8. The term "Subsidiary" means any company of which a majority of any class of equity security is Beneficially Owned by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph 6 of this section A, the term "Subsidiary" shall mean only a company of which a majority of each class of equity security is Beneficially Owned by the Corporation.

    9. The term "Substantial Assets" shall mean assets with a Fair Market Value in excess of five percent (5%) of the total assets of the Corporation as reported in the consolidated financial statements of the Corporation as of the end of its most recent fiscal year ending prior to the time the determination is made.

B. In addition to any vote or approval required by law, any Business Combination shall require the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of capital stock of the Corporation which are not Beneficially Owned by the Interested Shareholder and its Affiliates or Associates involved in the Business Combination; provided, however, that such eighty percent (80%) voting requirement shall not apply if:

    1. The Business Combination is a merger, consolidation or exchange of shares involving the Corporation which provides for the conversion of the shares of Common Stock of the Corporation into cash, securities or other property with a Fair Market Value per share of Common Stock not less than the highest per share consideration (appropriately adjusted for stock splits, stock dividends and other like charges) paid or given by the lnterested Shareholder and any of its Affiliates or Associates for any of their shares of Common Stock; or

    2. The Business Combination was approved by the Board of Directors of the Corporation; provided that a majority of the Board of Directors consisted of Continuing Directors and at least two-thirds of the Continuing Directors voted to approve the Business Combination.

C. The provisions set forth in this Article XII may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of capital stock of the Corporation which are not Beneficially Owned by an Interested Shareholder.